UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 3, 2006 (August 2, 2006)
World Air Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26582	20-2121036

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

HLH Building, 101 World Drive, Peachtree City, Georgia	30269

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 770-632-8322
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
World Air Holdings, Inc. (the “Company”) would like to provide additional clarity regarding certain items discussed during its August 2, 2006 investor call as follows:
Cash position. The Company estimates that it will have cash at the end of the 2006 second quarter in the range of $33 to $40 million, including cash, cash equivalents and short term investments, but excluding restricted cash. The Company is now able to invest its cash in higher yielding securities (typically auction rate securities), since the loan which contained covenants prohibiting such investments has now been paid in full.
Maintenance. The Company discussed in some detail historical and forward looking aspects associated with maintenance expenses. For reference, below is a table reflecting the actual trend in maintenance expenses for the respective periods:
(in millions)

						2006
	2005				2005	Quarter ended
	Quarter Ended				Total	March 31
	Mar 31*	Jun 30	Sep. 30	Dec. 31
Total Maintenance Expense	$25.0	$25.7	$27.0	$36.1	$113.8	$30.4

*	Excludes North American Airlines, Inc.
The company provided further guidance regarding expectations for the second and third quarters of 2006 by describing an unusually high period of maintenance event expenses related to MD-11 engine overhauls. The Company incurred maintenance expenses with respect to four MD-11 engine overhauls during the second quarter and expects to incur maintenance expense with respect to six MD-11 engine overhauls during the third quarter. The cost of each overhaul is in the range of $1.5 to $2.5 million depending on the level of reserves provided for under the applicable lease terms and the amount available at the time the engine is removed from the airframe. The Company expects the “run rate” for maintenance to be in the range of $30 to $35 million, exclusive of these engine overhauls, during each quarter for the remainder of 2006.
Fuel. The Company provided some details pertaining to this expense item. For reference, below is a table reflecting the actual expenditures for fuel incurred by the Company for the respective periods:
(in millions)

						2006
	2005				2005	Quarter ended
	Quarter Ended				Total	March 31
	Mar 31*	Jun 30	Sep. 30	Dec. 31
Total Fuel Expense	$30.5	$31.3	$42.1	$64.6	$168.5	$49.3

*	Excludes North American Airlines, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD AIR HOLDINGS, INC.
By:	/s/ Mark M. McMillin
	Name:	Mark M. McMillin
	Title:	General Counsel & Corporate Secretary

Dated: August 3, 2006